Exhibit 10.9

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made as of the         day of              , 2016 by and among HarborOne Bancorp, Inc. a Massachusetts stock holding company (the “Company”), and it subsidiary, HarborOne Bank, a Massachusetts stock co-operative bank with its main office in Brockton, Massachusetts (the “Bank”) (the Bank and the Company shall be hereinafter collectively referred to as the “Employers”), and David B. Reilly (the “Employee”).

1.                                      Purpose.  The Employers consider it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel.  The Board of Directors of each of the Employers (collectively, the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Employers and their stockholders.  Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Employers’ key management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Employee and the Employers, the Employee shall not have any right to be retained in the employ of the Employers.

2.                                      Change in Control.  A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(a)                                 any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than HarborOne Bancorp or the Company, any of their subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or in connection with a public offering); or

(b)                                 persons who, as of the date hereof, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Company’s Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (i) a vote of at least a majority of the Incumbent Directors or (ii) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Company’s Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)                                  the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or of the Bank.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 40 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

3.                                      Terminating Event.

A “Terminating Event” shall mean any of the events provided in this Section 3:

(a)                                 Termination by the Employers.  Termination by the Employers of the employment of the Employee with the Employers for any reason other than for Cause, death or Disability.  For purposes of this Agreement, “Cause” shall mean, as determined by the Company’s Board in its good faith:

(i)                                     conduct by the Employee constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Employers other than the occasional, customary and de minimis use of Employers’ property for personal purposes; or

(ii)                                  the commission by the Employee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that would reasonably be expected to result in material injury or reputational harm to the Employers if he were retained in his position; or

(iii)                               continued non-performance by the Employee of his duties to the Employers (other than by reason of the Employee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company’s Board; or

(iv)                              a material violation by the Employee of the Employers’ written employment policies; or

(v)                                 failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employers to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Employee being an employee of any direct or indirect successor to the business or assets of the Employers, rather than continuing as an employee of the Employers following a Change in Control.  For purposes hereof, the Employee will be considered “Disabled” if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from his duties to the Employers on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(b)                                 Termination by the Employee for Good Reason.  Termination by the Employee of the Employee’s employment with the Employers for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following, the occurrence of any of the following events:

(i)                                     a material diminution in the Employee’s responsibilities, authority or duties;

(ii)                                  a material diminution in the Employee’s base salary except for across-the-board salary reductions based on the Employers’ financial performance similarly affecting all or substantially all senior management employees of the Employers;

(iii)                               a material change in the geographic location at which the Employee provides services to the Employers; or

(iv)                              the material breach of this Agreement by the Employers.

“Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Employers in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Employers’ efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within 60 days after the end of the Cure Period.

If the Employers cure the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.                                      Change in Control Payment.  In the event a Terminating Event occurs within 12 months after a Change in Control, the following shall occur:

(a)                                 the Employers shall pay to the Employee an amount equal to the sum of (i) the Employee’s annual base salary in effect immediately prior to the Terminating Event (or the Employee’s annual base salary in effect immediately prior to the Change in Control, if higher) and (ii) the Employee’s average annual bonus over the three fiscal years immediately prior to the Change in Control, payable in one lump-sum payment within ten days following the Date of Termination; and

(b)                                 if the Employee was participating in the Employers’ group health and dental plans immediately prior to the Date of Termination and elects COBRA health continuation, then the Employers shall pay to the Employee a monthly cash payment for 18 months or the Employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Employers would have made to provide health and dental insurance to the Employee if the Employee had remained employed by the Employers.

5.                                      Additional Limitation.

(a)                                 Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)                                 For purposes of this Section 5, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)                                  The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(a) shall be made by a nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Employee within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Employee.  Any determination by the Accounting Firm shall be binding upon the Employers and the Employee.

6.                                      Section 409A.

(a)                                 Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Employers determine that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death.

(b)                                 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)                                  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Employers or incurred by the Employee during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)                                 To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)                                  The Employers make no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.                                      Term.  This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination of the Employee’s employment for any reason prior to a Change in Control, (b) the termination of the Employee’s employment with the Employers after a Change in Control for any reason other than the occurrence of a Terminating Event, or (c) the date which is 12 months after a Change in Control if the Employee is still employed by the Employers.

8.                                      Withholding.  All payments made by the Employers to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.

9.                                      Notice and Date of Termination.

(a)                                 Notice of Termination.  After a Change in Control and during the term of this Agreement, any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)                                 Date of Termination.  “Date of Termination” shall mean:  (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated on account of Employee’s Disability or by the Employers with or without Cause, the date on which Notice of Termination is given; (iii) if the Employee’s employment is terminated by the Employee without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Employee’s employment is terminated by the Employee with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Employers for purposes of this Agreement.

10.                               No Mitigation.  The Employers agree that, if the Employee’s employment by the Employers is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Employers pursuant to Section 4 hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Employers or otherwise.

11.                               Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Employee’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Employee or the Employers may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

12.                               Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13.                               Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.

14.                               Successor to the Employee.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Employee’s death after a Terminating Event but prior to the completion by the Employers of all payments due him under this Agreement, the Employers shall continue such payments to the Employee’s beneficiary designated in writing to the Employers prior to his death (or to his estate, if the Employee fails to make such designation).

15.                               Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this

Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.                               Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Employers, or to the Employers at its main office, attention of the Board of Directors.

18.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Employee and by duly authorized representatives of the Employers.

19.                               Effect on Other Plans.  An election by the Employee to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of any of the Employers’ benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Employee under the Employers’ benefit plans, programs or policies except as otherwise provided in Section 5 hereof, and except that the Employee shall have no rights to any severance benefits under any Company or Bank severance pay plan.  In the event that the Employee is party to an employment agreement with the Employers providing for change in control payments or benefits, the Employee may receive payment under this Agreement only and not both.  The Employee shall make such an election in the event of a Change in Control.

20.                               Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21.                               Successors to Employers.  The Employers shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employers expressly to assume and agree to perform this Agreement to the same extent that the Employers would be required to perform it if no succession had taken place.  Failure of the Employers to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.                               Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

23.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

24.                               Allocation of Obligations Between Employers.  The obligations of the Employers under this Agreement are intended to be the joint and several obligations of the Bank and the Company, and the Employers shall, as between themselves, allocate these obligations in a manner agreed upon by them.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

HARBORONE BANCORP, INC.

By:
Name:
Title:

HARBORONE BANK

By:
Name:
Title:

EMPLOYEE

Name:

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